FIRST AMENDMENT TO

DISTRIBUTION AGREEMENT

This first amendment (“Amendment”) to the Distribution Agreement (the “Agreement”) dated as of November 7, 2019 by and between BMO Funds, Inc. (“BMO”) and Foreside Financial Services, LLC (“Foreside”) is entered into as of December 27, 2019 (the “Effective Date”).

WHEREAS, Adviser and Foreside (“Parties”) desire to remove the BMO Global Long/Short Equity Fund from Exhibit A of the Agreement; and

WHEREAS, Section 16 of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.	Exhibit A of the Agreement is hereby amended by removing BMO Global Long/Short Equity Fund from the Exhibit.

3.	Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

Signature pages follow

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

BMO Funds, Inc.

By:	/s/John M. Blaser
Name: John M. Blaser
Title: President

Signature Page to First Amendment to Distribution Agreement

Foreside Financial Services, LLC

By:	/s/Mark Fairbanks
Name: Mark Fairbanks
Title: Vice President

Signature Page to First Amendment to Distribution Agreement